ARC Reports Continuing Strength in Third Quarter Sales, EPS and EBITDA
SAN RAMON, CA – (November 4, 2021) – ARC Document Solutions, Inc. (NYSE: ARC), a leading document solutions provider to professionals in the design, marketing, commercial real estate, construction and related fields, today reported its financial results for the third quarter ended September 30, 2021.

Financial Highlights:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(All dollar amounts in millions, except EPS)	2021	2020	2021	2020
Net sales	$72.4	$72.4	$203.0	$225.1
Gross margin	32.8%	33.4%	32.2%	32.1%
Net income attributable to ARC	$3.2	$2.8	$6.5	$4.9
Adjusted net income attributable to ARC	$3.2	$2.9	$6.8	$5.3
Earnings per share - Diluted	$0.07	$0.07	$0.15	$0.11
Adjusted earnings per share - Diluted	$0.08	$0.07	$0.16	$0.12
Cash provided by operating activities	$11.3	$12.8	$28.2	$39.0
EBITDA	$11.0	$12.1	$30.1	$33.3
Adjusted EBITDA	$11.5	$12.5	$31.3	$34.6
Capital Expenditures	$1.8	$2.5	$3.4	$5.1
Debt & finance leases (including current)			$80.5	$106.1

Management Commentary:
“Sales growth in the third quarter is a clear testament to our success in transforming the company. Our customer mix continues to expand, and it is delivering the steady growth we are looking for,” said Suri Suriyakumar, Chairman, President and CEO of ARC. “No single job, event or customer drove our results, and we outperformed a busy second quarter. Our sales and operations teams stayed focused and executed on our plan to diversify our customer base and the industry segments we serve.”

“We experienced continuing demand in environmental graphics and color printing of all kinds, as well as increases in the volume of document scanning. Sales from the construction segment also remained strong despite concerns over supply chain and labor constraints. We remain confident that our portfolio of services appeals to a broad range of business types and will continue to create opportunities and drive growth into the fourth quarter and next year,” said Mr. Suriyakumar.

“With more predictable sales growth and an optimized cost structure for the quarter, we were again able to achieve a significant increase in year-over-year EPS, solid gross margin performance, and a second consecutive quarter of EBITDA above $11 million,” said Jorge Avalos, ARC’s Chief Financial Officer. “Our plan was to build on the progress we delivered in Q2 with an emphasis on execution across all areas of the business. Our results for the period speak for themselves and point the way toward continuing progress in the fourth quarter and beyond.”

2021 Third Quarter Supplemental Information:
Net sales were $72.4 million, a 0.1% increase compared to the third quarter 2020.
Cash & cash equivalents on the consolidated balance sheet in the third quarter 2021 were $54.9 million.
Days sales outstanding were 50 in Q3 2021 as compared to 51 in Q3 2020.

Architectural, engineering, construction and building owner/operators (AEC/O) customers comprised approximately 67% of total net sales, while customers outside of construction made up approximately 33% of total net sales.

The number of managed print services (MPS) locations dropped by approximately 30 locations year over year to approximately 10,770 as of September 30, 2021.

Net Revenue

In millions	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020
Total net revenue	$72.4	$68.8	$61.7	$289.5	$64.3	$72.4
For the third quarter 2021, net sales increased 0.1%, compared to the same period in 2020 primarily due to increasing year-over-year economic activity as the negative effects of the recent pandemic subsided. Sales in the third quarter also benefited from targeted marketing of services to address the changing graphic printing and scanning needs of customers.
Revenue by Business Lines

In millions	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020
CDIM	$44.9	$43.1	$37.4	$175.5	$38.2	$47.1
MPS	$18.5	$18.0	$17.3	$79.3	$18.1	$17.6
AIM	$4.1	$3.3	$3.0	$12.3	$3.1	$2.9
Equipment and supplies	$5.0	$4.4	$3.9	$22.3	$4.9	$4.7
For the third quarter 2021, construction document and information management (CDIM) sales decreased 4.7% compared to prior year. As noted in previous quarters, the negative impact of the pandemic on CDIM has not been as pronounced as in other parts of our business due to the expansion of products and services beyond the construction vertical. During the third quarter of 2021, the year-over-year sales decrease was due to reduced demand of graphic printing related to the COVID-19 pandemic, partially offset by sales of our expanded offerings and demand from new and existing customers driven by increases in general economic activity.
For the third quarter 2021, MPS sales increased 4.8% year-over-year. MPS sales increased as work from home directives ended for some of our customers, which in turn, lead to increased demand for our services performed on site.
For the third quarter 2021, archiving and information management (AIM) sales increased 40.0% year-over-year. Sales increases in AIM were driven by reasons similar to MPS, primarily attributable to the return of workers in offices which created greater demand for scanning services.
For the third quarter 2021, equipment and supplies sales increased 5.5% year-over-year. The increase reflects the more favorable economic conditions in 2021 when compared to the third quarter of 2020. Equipment and supply sales from our Chinese joint venture declined due to continued constraints on capital spending in that country, but were offset by improvements in U.S. sales as the economy began to recover.

Gross Profit

In millions unless otherwise indicated	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020
Gross profit	$23.8	$22.8	$18.8	$92.9	$20.7	$24.2
Gross margin	32.8%	33.1%	30.4%	32.1%	32.1%	33.4%
Despite the drop in gross profit of $0.4 million, gross margin continued to remain above 32.0% for the third quarter 2021, as a result of the leverage gained from our new post-pandemic cost structure.

Selling, General and Administrative Expenses

In millions	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020
Selling, general and administrative expenses	$18.8	$18.5	$17.0	$79.0	$18.2	$19.2
Selling, general and administrative (SG&A) expenses in the third quarter 2021 decreased by 1.9% year-over-year primarily driven by reduced bonuses and commissions paid.

Net Income and Earnings Per Share

In millions unless otherwise indicated	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020
Net income attributable to ARC – GAAP	$3.2	$2.6	$0.8	$6.2	$1.3	$2.8
Adjusted net income attributable to ARC	$3.2	$2.6	$0.9	$6.3	$1.0	$2.9

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.07	$0.06	$0.02	$0.14	$0.03	$0.07
Adjusted diluted EPS	$0.08	$0.06	$0.02	$0.15	$0.02	$0.07
The year-over-year increase in GAAP net income attributable to ARC for the third quarter 2021 was driven primarily by a reduction in amortization expense, and significantly lower net interest expense as a result of debt pay-downs and a decrease in LIBOR.

Cash Provided by Operating Activities

In millions	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020
Cash provided by operating activities	$11.3	$11.5	$5.4	$54.5	$15.5	$12.8
The year-over-year decrease in cash flows from operations during the third quarter 2021 reflect normalized levels of cash generation and collectibles for the period, compared to the same period in 2020 when aggressive measures were implemented to manage working capital and preserve cash in response to the COVID-19 pandemic.

EBITDA

In millions	3Q 2021	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020
EBITDA	$11.0	$10.7	$8.4	$43.2	$9.9	$12.1
Adjusted EBITDA	$11.5	$11.1	$8.8	$44.8	$10.2	$12.5
Decreases in EBITDA and adjusted EBITDA in the third quarter 2021 were driven primarily by the decrease in gross profit, excluding the impact of depreciation.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Sales from Services and Product Lines as a Percentage of Net Sales	2021	2020	2021	2020
CDIM	62.0%	65.1%	61.8%	61.0%
MPS	25.5%	24.4%	26.5%	27.2%
AIM	5.6%	4.0%	5.1%	4.1%
Equipment and supplies sales	6.9%	6.5%	6.6%	7.7%

Outlook
Due to the economic uncertainty driven by the COVID-19 pandemic, ARC has not issued a full forecast for 2021, but has stated its confidence in generating at least $10 million in adjusted EBITDA per quarter for the balance of the year. Management will consider issuing a more complete forecast in the future if more reliable indicators become available.
Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Thursday, November 4, 2021, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results for the Company's 2021 third quarter. To access the live audio call, dial (833) 968-2212. International callers may join the conference by dialing (778) 560-2897. The conference code is 1086023 and will be required to dial in to the call. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.
About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, including forward-looking statements related to the impact of the COVID-19 pandemic on the Company’s operations. Words and phrases such as, “we remain confident”, “will continue to create opportunities and drive growth into the fourth quarter and next year”, “point the way toward continuing progress in the fourth quarter and beyond”, and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the digital printing, document scanning, managed print services, document management or construction industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled “Part I - Item 1A. Risk Factors” of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	September 30,	December 31,
Current assets:	2021	2020
Cash and cash equivalents	$54,903	$54,950
Accounts receivable, net of allowances for accounts receivable of $2,136 and $2,357	40,098	36,279
Inventory	9,144	9,474
Prepaid expenses	4,712	4,065
Other current assets	4,083	3,979
Total current assets	112,940	108,747
Property and equipment, net of accumulated depreciation of $229,074 and $219,834	47,385	57,830
Right-of-use assets from operating leases	32,189	37,859
Goodwill	121,051	121,051
Other intangible assets, net	355	515
Deferred income taxes	14,493	17,261
Other assets	2,306	2,175
Total assets	$330,719	$345,438
Current liabilities:
Accounts payable	$23,189	$18,661
Accrued payroll and payroll-related expenses	11,886	10,088
Accrued expenses	17,086	17,783
Current operating lease liabilities	10,700	12,158
Current portion of finance leases	14,364	17,557
Total current liabilities	77,225	76,247
Long-term operating lease liabilities	27,833	33,561
Long-term debt and finance leases	66,140	79,679
Other long-term liabilities	1,543	1,615
Total liabilities	172,741	191,102
Commitments and contingencies
Shareholders’ equity:
ARC Document Solutions, Inc. shareholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 50,439 and 49,422 shares issued and 43,125 and 42,792 shares outstanding	50	49
Additional paid-in capital	129,076	127,755
Retained earnings	41,319	37,308
Accumulated other comprehensive loss	(2,669)	(2,787)
	167,776	162,325
Less cost of common stock in treasury, 7,314 and 6,630 shares	16,250	14,657
Total ARC Document Solutions, Inc. shareholders’ equity	151,526	147,668
Noncontrolling interest	6,452	6,668
Total equity	157,978	154,336
Total liabilities and equity	$330,719	$345,438

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales	$72,432	$72,379	$202,961	$225,123
Cost of sales	48,643	48,186	137,593	152,888
Gross profit	23,789	24,193	65,368	72,235
Selling, general and administrative expenses	18,829	19,186	54,373	60,816
Amortization of intangible assets	37	285	168	1,353
Income from operations	4,923	4,722	10,827	10,066
Other income, net	(7)	(11)	(30)	(44)
Interest expense, net	495	871	1,691	3,111
Income before income tax provision	4,435	3,862	9,166	6,999
Income tax provision	1,298	1,234	2,949	2,489
Net income	3,137	2,628	6,217	4,510
Loss attributable to the noncontrolling interest	41	163	324	425
Net income attributable to ARC Document Solutions, Inc. shareholders	$3,178	$2,791	$6,541	$4,935
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.08	$0.07	$0.15	$0.11
Diluted	$0.07	$0.07	$0.15	$0.11
Weighted average common shares outstanding:
Basic	42,073	42,747	42,213	43,017
Diluted	42,724	42,918	42,629	43,160

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Cash flows from operating activities
Net income	$3,137	$2,628	$6,217	$4,510
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	158	189	164	706
Depreciation	5,992	6,938	18,760	21,402
Amortization of intangible assets	37	285	168	1,353
Amortization of deferred financing costs	15	16	47	48
Stock-based compensation	481	413	1,224	1,333
Deferred income taxes	1,203	1,175	2,637	2,419
Deferred tax valuation allowance	22	50	125	22
Other non-cash items, net	(88)	258	(167)	226
Changes in operating assets and liabilities:
Accounts receivable, net	(2,149)	1,144	(4,008)	9,310
Inventory	124	1,527	338	3,469
Prepaid expenses and other assets	1,642	3,754	6,965	10,765
Accounts payable and accrued expenses	711	(5,617)	(4,296)	(16,548)
Net cash provided by operating activities	11,285	12,760	28,174	39,015
Cash flows from investing activities
Capital expenditures	(1,837)	(2,472)	(3,391)	(5,053)
Other	71	170	291	250
Net cash used in investing activities	(1,766)	(2,302)	(3,100)	(4,803)
Cash flows from financing activities
Proceeds from stock option exercises	54	—	54	—
Proceeds from issuance of common stock under Employee Stock Purchase Plan	17	15	43	55
Share repurchases	(568)	—	(1,593)	(2,432)
Payments on finance leases	(4,353)	(3,936)	(13,918)	(10,236)
Borrowings under revolving credit facilities	30,500	5,000	69,250	45,000
Payments under revolving credit facilities	(31,750)	(20,000)	(76,750)	(45,000)
Payment of deferred financing costs	—	—	(281)	—
Dividends paid	(843)	—	(2,112)	(870)
Net cash used in financing activities	(6,943)	(18,921)	(25,307)	(13,483)
Effect of foreign currency translation on cash balances	(45)	374	186	188
Net change in cash and cash equivalents	2,531	(8,089)	(47)	20,917
Cash and cash equivalents at beginning of period	52,372	58,431	54,950	29,425
Cash and cash equivalents at end of period	$54,903	$50,342	$54,903	$50,342
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$2,677	$1,546	$4,771	$9,624
Operating lease obligations incurred	$917	$938	$2,115	$4,582

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
CDIM	$44,890	$47,107	$125,413	$137,337
MPS	18,497	17,648	53,837	61,189
AIM	4,073	2,910	10,382	9,163
Equipment and supplies sales	4,972	4,714	13,329	17,434
Net sales	$72,432	$72,379	$202,961	$225,123

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Cash flows provided by operating activities	$11,285	$12,760	$28,174	$39,015
Changes in operating assets and liabilities	(328)	(808)	1,001	(6,996)
Non-cash expenses, including depreciation and amortization	(7,820)	(9,324)	(22,958)	(27,509)
Income tax provision	1,298	1,234	2,949	2,489
Interest expense, net	495	871	1,691	3,111
Loss attributable to the noncontrolling interest	41	163	324	425
Depreciation and amortization	6,029	7,223	18,928	22,755
EBITDA	11,000	12,119	30,109	33,290
Stock-based compensation	481	413	1,224	1,333
Adjusted EBITDA	$11,481	$12,532	$31,333	$34,623

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income attributable to ARC Document Solutions, Inc.	$3,178	$2,791	$6,541	$4,935
Interest expense, net	495	871	1,691	3,111
Income tax provision	1,298	1,234	2,949	2,489
Depreciation and amortization	6,029	7,223	18,928	22,755
EBITDA	11,000	12,119	30,109	33,290
Stock-based compensation	481	413	1,224	1,333
Adjusted EBITDA	$11,481	$12,532	$31,333	$34,623
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income attributable to ARC Document Solutions, Inc.	$3,178	$2,791	$6,541	$4,935
Deferred tax valuation allowance and other discrete tax items	37	99	236	358
Adjusted net income attributable to ARC Document Solutions, Inc.	$3,215	$2,890	$6,777	$5,293

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.08	$0.07	$0.15	$0.11
Diluted	$0.07	$0.07	$0.15	$0.11
Weighted average common shares outstanding:
Basic	42,073	42,747	42,213	43,017
Diluted	42,724	42,918	42,629	43,160

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.08	$0.07	$0.16	$0.12
Diluted	$0.08	$0.07	$0.16	$0.12
Weighted average common shares outstanding:
Basic	42,073	42,747	42,213	43,017
Diluted	42,724	42,918	42,629	43,160
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. We use EBITDA to compare the performance of our operating segments and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and nine months ended September 30, 2021 and 2020 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and nine months ended September 30, 2021 and 2020.
We have presented adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020 to exclude stock-based compensation expense. The adjustment of EBITDA is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.